Exhibit 99.1

America’s Intelligent EV Fast Charging Network Analyst Day | March 26, 2021 Exhibit 99.1

Disclaimer The information in this Presentation is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”) or EVgo Services LLC (“EVgo”) . This Presentation has been prepared to assist interested parties in making their own evaluation with respect to the proposed business combination of CRIS and EVgo and for no other purpose . The information herein does not purport to be all - inclusive . Please refer to the business combination agreement and other related transaction documents for the full terms of the transaction . Please also refer to the “Important Information About the Business Combination and Where to Find It” paragraph below . Neither EVgo, CRIS, nor any of their respective affiliates have any obligation to update this Presentation . Although all information and opinions expressed in this Presentation were obtained from sources believed to be reliable and in good faith, no representation or warranty, express or implied, is made as to its accuracy or completeness . This Presentation contains preliminary information only, is subject to change at any time and is not, and should not be assumed to be, complete or to constitute all the information necessary to adequately make an informed decision regarding the proposed business combination of EVgo and CRIS . Recipients of this presentation should each make their own evaluation of EVgo, CRIS and the potential transaction and of the relevance and adequacy of the information and should make such other investigations as they deem necessary . Industry Data Information contained in this Presentation concerning EVgo’s industry and the markets in which it operates, including EVgo’s general expectations and market position, market opportunity and market size, is based on information from EVgo management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties . In some cases, we may not expressly refer to the sources from which this information is derived . Management estimates are derived from industry and general publications and research, surveys and studies conducted by third parties and EVgo’s knowledge of its industry and assumptions based on such information and knowledge, which we believe to be reasonable . In addition, assumptions and estimates of EVgo’s and its industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors . These and other factors could cause EVgo’s future performance and actual market growth, opportunity and size and the like to differ materially from our assumptions and estimates . Trademarks and Trade Names CRIS and EVgo own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses . This Presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners . The use or display of third parties’ trademarks, service marks, trade names or products in this Presentation is not intended to, and does not imply, a relationship with CRIS or EVgo, or an endorsement or sponsorship by or of CRIS or EVgo . Solely for convenience, the trademarks, service marks and trade names referred to in this Presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that CRIS or EVgo will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names . Use of Projected Financial Information This Presentation contains projected financial information with respect to EVgo, namely gigawatt - hour throughput, revenue, free cash flow, adjusted EBITDA, adjusted EBITDA margin, capital expenditures and operating costs for 2020 - 2027 . Such projected financial information constitutes forward - looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results . The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . See “forward - looking statements” paragraph below . Actual results may differ materially from the results contemplated by the projected financial information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved . Neither the independent auditors of CRIS nor the independent registered public accounting firm of EVgo, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation . Use of Non - GAAP Financial Measures The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X promulgated under the Securities Act of 1933 , as amended (the “Act”) . Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement to be filed by CRIS with the Securities and Exchange Commission (the “SEC”) . Some of the financial information and data contained in this Presentation, such as EBITDA, adjusted EBITDA margin and free cash flow, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”) . CRIS and EVgo believe these non - GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to EVgo’s financial condition and results of operations . CRIS and EVgo believe that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing EVgo’s financial measures with other similar companies, many of which present similar non - GAAP financial measures to investors . Management does not consider these non - GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP . The principal limitation of these non - GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in EVgo’s financial statements . In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non - GAAP financial measures . In order to compensate for these limitations, management presents non - GAAP financial measures in connection with GAAP results . Important Information About the Business Combination and Where to Find It In connection with the proposed business combination, CRIS has filed or intends to file preliminary and definitive proxy statements with the SEC . The definitive proxy statement and other relevant documents will be sent or given to the stockholders of CRIS as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters . Stockholders of CRIS and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with CRIS’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement will contain important information about CRIS, EVgo and the proposed business combination . When available, the definitive proxy statement will be mailed to CRIS’s stockholders as of a record date to be established for voting on the proposed business combination . Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www . sec . gov or by directing a request to : Climate Change Crisis Real Impact I Acquisition Corporation, 300 Carnegie Center, Suite 150 Princeton, NJ 08540 , Attention : Secretary, telephone : (212) 847 - 0360 . Participants in the Solicitation CRIS, EVgo and their respective directors and executive officers may be deemed participants in the solicitation of proxies from CRIS’s stockholders in connection with the business combination . CRIS’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of CRIS in the preliminary proxy statement filed by CRIS with the SEC on February 12 , 2021 . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CRIS’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available . Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the definitive proxy statement that CRIS intends to file with the SEC . Forward - Looking Statements This Presentation includes certain statements that are not historical facts but are forward - looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters . All statements, other than statements of present or historical fact included in this Press Release, regarding CRIS’s proposed business combination with EVgo, CRIS’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward - looking statements . These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of the respective managements of CRIS and EVgo and are not predictions of actual performance . These forward - looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability . Actual events and circumstances are difficult or impossible to predict and will differ from assumptions . Many actual events and circumstances are beyond the control of CRIS or EVgo . Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward - looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions ; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of CRIS or EVgo is not obtained ; failure to realize the anticipated benefits of business combination ; risk relating to the uncertainty of the projected financial information with respect to EVgo ; the amount of redemption requests made by CRIS’s stockholders ; the overall level of consumer demand for EVgo’s products ; general economic conditions and other factors affecting consumer confidence, preferences, and behavior ; disruption and volatility in the global currency, capital, and credit markets ; the financial strength of EVgo’s customers ; EVgo’s ability to implement its business strategy ; changes in governmental regulation, EVgo’s exposure to litigation claims and other loss contingencies ; disruptions and other impacts to EVgo’s business, as a result of the COVID - 19 pandemic and government actions and restrictive measures implemented in response ; stability of EVgo’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health - related concerns such as the COVID - 19 pandemic ; the impact that global climate change trends may have on EVgo and its suppliers and customers ; EVgo’s ability to protect patents, trademarks and other intellectual property rights ; any breaches of, or interruptions in, CRIS’s information systems ; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations ; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks . More information on potential factors that could affect CRIS’s or EVgo’s financial results is included from time to time in CRIS’s public reports filed with the SEC, as well as the preliminary and the definitive proxy statements that CRIS intends to file with the SEC in connection with CRIS’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination . If any of these risks materialize or CRIS’s or EVgo’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements . There may be additional risks that neither CRIS nor EVgo presently know, or that CRIS and EVgo currently believe are immaterial, that could also cause actual results to differ from those contained in the forward - looking statements . In addition, forward - looking statements reflect CRIS’s and EVgo’s expectations, plans or forecasts of future events and views as of the date of this Presentation . CRIS and EVgo anticipate that subsequent events and developments will cause their assessments to change . However, while CRIS and EVgo may elect to update these forward - looking statements at some point in the future, CRIS and EVgo specifically disclaim any obligation to do so, except as required by law . These forward - looking statements should not be relied upon as representing CRIS’s or EVgo’s assessments as of any date subsequent to the date of this Presentation . Accordingly, undue reliance should not be placed upon the forward - looking statements . 2

Introductions & Presenters 3 David Crane CEO - CRIS David Nanus Co - Head, Private Equity, LS Power Chairman, EVgo Ivo Steklac COO / CTO Cathy Zoi CEO Olga Shevorenkova CFO Jonathan Levy CCO

Transaction O verview The Business Vision & Mandate Offering Size Valuation Capital Structure (1) Net proceeds assume no redemptions by CRIS stockholders. • EVgo is an industry leading builder, owner and operator of EV fast charging in the U.S. • Pure - play investment in essential 21 st century infrastructure • Difficult - to - replicate consumer - facing network effect • Climate change is a foundational issue and society is shifting towards decarbonization • Transportation currently generates the largest share of U.S. carbon emissions • EVgo is an essential leader in the transition to clean mobility • Climate Change Crisis Real Impact I (“CRIS”) has $230mm of cash in trust • Proposed PIPE size of $400mm • Pro forma enterprise value of $2.1bn • Attractively valued entry multiple relative to peers • Existing EVgo shareholders will be rolling 100% of their equity • ~$575mm of net proceeds (1) to fully fund business until projected cash flow positive in 2026E • Strong balance sheet – EVgo has no debt 4

Visionary Leadership in Renewables, Distributed Generation and Retail 5 Two World Class Teams that have Generated Enormous Shareholder Value Beth Comstock CCO John Cavalier CFO David Crane CEO Anne Frank - Shapiro COO Investment Thesis Exceptional market growth in the EV space EVgo is an industry leader with wide and growing competitive moat × = EVgo is uniquely positioned to create disproportionate shareholder value Leading Energy Investor & Developer Vision, innovation and track record of success in disruptive energy infrastructure x Founded in 1990, LS Power is a leading developer, investor and operator across the electric power and energy infrastructure space x R aised $46bn in dedicated capital to support its investment and development activities, including $10bn in private equity funds and other partnerships x Early mover in the space focused on opportunities that make energy delivery and the grid more efficient x Built several of the largest independent energy platforms in the U.S. (e.g. transmission, generation, and energy storage)

All Roads to Electrification Run Through EVgo

$300bn of OEM commitments

Government Commitments to Zero-Emissions



CA + 14 other U.S. states

12mm EVs in fleet commitments by 2040

Rideshare	Shared Mobility	Logistics
Uber, Lyft	Avis Budget, Cruise, Zoox	Amazon, UPS, FedEx, DHL

Shifting Consumer Preferences

100x expansion of EVs on the road by 2040

DCFC needs increase from 5% to 40%+



2019
2027
2040

EVgo owns largest U.S. public DC Fast Charging Network



EVgo Partnerships with OEMs, Fleets, Rideshare

OEM Agnostic:

EVgo can charge any EV



CCS
CHAdeMO
Tesla

All EV adoption accrues to the benefit of EVgo

Source: Reuters, Bloomberg New Energy Finance, and Company materials.

6

EVgo: Current Snapshot of a Pure Play Market Leader

EVgo's Market Leading Position

800+
#1 in DC Fast Charging Sites

~1,400+
Current DC Fast Chargers

2,750
DC Fast Chargers to be added under GM contract[3]

Only charge partner
Engaged by multiple OEMs to build out DCFC network

100%
Renewable energy powered

48%
Direct Margin YTD 2020


EVgo DC Fast Charger Site

220,000+
Active Customers

34 states
68 major metropolitan areas

83%
Californians within 10 Miles of EVgo charger

41%
Americans within 10 Miles of EVgo charger

45%
Y-o-Y Retail throughput growth[2]

50%
Retail DC market share[1]

Source: Company estimates, PlugShare.

1) Based on company estimates of 2020E kWh market share, excluding Tesla. EVgo has 34% market share of urban DC Fast Chargers based on Plugshare public DC Fast Chargers with capacity greater than or equal to 44 kW, including non-networked chargers and excluding Tesla Superchargers captive to Tesla EVs, as of 9/30/20. "Urban" includes ATL, BAL, BOS, CHI, DC, DEN, DFW, HOU, LA, MIA, NYC, PHIL, PORT, SAN, SD, SEA, SFBA.

2) Jan 2020 vs Jan 2019 – last pre-COVID month for comparison.

3) By 2027, EVgo expects to have built over 16,000 DC fast chargers, inclusive of GM build out.

EVgo

7

EVgo: A History Rooted in Firsts

EVgo has been a pioneer and innovator in the fast charging business model since 2010, creating unique industry experience, expertise and first mover advantages

2010 | **2012** | **2014** | **2016** | **2017** | **2018** | **2019** | **2020+**

2010
- Founded by NRG Energy

2012
- **First** urban fast charging

2014
- **First** in OEM partnerships

2016
- **First** to 500 locations
- **Won** ESNA award for storage project

2017
- **First** 150kW charger in the U.S.

2018
- **First** 350 kW charger
- **First** to win Appendix D grant statewide
- MAVEN **First** dedicated rideshare charging depots
- **First** to offer modular mobile DCFC



2019
- **First** to go 100% renewable
- **First** to 800 locations
- **First** multi-city partner with Lyft
- **First** to partner with Uber
- **First** to implement bilateral interoperability

2020+
- **First** to partner with Avis Budget
- **First** nationwide infra buildout
- **First** to partner with autonomous fleet
- **Tesla Connector First** charging network with integrated Tesla connectors

A decade-long track record of success catalyzed by enduring partnerships

EVgo

8

Maximize Uptime Expand Customer Offerings Driven by customer value prop Business Model Flywheel Sustains and Increases EVgo’s Competitive Moat 9 Lower customer acquisition costs and increase brand loyalty Margin stacking opportunity for each customer type Focus on maximizing project level cash returns Fully integrated business model Charger availability and network redundancy Unique selling points for each customer: Retail, OEM, Fleet, Utility and Government

EVgo's Purpose Driven Model Directly Leveraged to EV Adoption

Accumulating Benefits From All Electric Miles

- ✓ OEM Agnostic: monetizes all EV types and models, installed base, VIO and VMT increase
- ✓ Flywheel effect from expanding customer base and usage
- ✓ Built in "same store sales" growth; driver-based recurring revenue model
- ✓ Gross margin leverage through increased utilization and yield management

Strategic Advantages of Build, Own and Operate

- ✓ Ownership of network design, price and location drives enhanced user experience, retention and brand loyalty
- ✓ Provides compelling value proposition to all stakeholders
- ✓ Does not require customers to pay high upfront capex and ongoing O&M

Steady Cash Flow Generation

- ✓ High returns and a-cyclical cash flows; critical infrastructure supported by defensible moats
- ✓ Offers significant runway for capital deployment at attractive returns
- ✓ Equipment and design specifier creates competition among vendors and declining hardware costs

ESG is in EVgo's DNA

- ✓ EVgo has powered 263 million zero-emission miles, reducing 102,000 MT of CO_2
- ✓ EVgo is the only 100% renewable powered EV charging network in the U.S.
- ✓ EVgo COVID-care pricing for essential frontline workers serving communities during the pandemic
- ✓ Multi-faceted employee-led action plan on Diversity and Inclusion

Source: Company materials, Environmental Protection Agency GHG Equivalencies Calculator.

EVgo

10

EV Market is Poised for Tremendous Long Term Growth 11 1 1 1 1 2 3 4 5 7 14 76 0 10 20 30 40 50 0 2 4 6 8 2019 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2030E 2040E Thousands Retail MHD Fleet EV Sales U.S. Electric Vehicles In Operation (“VIO”) (Total EVs in millions) Source: Company estimates, U.S. Department of Transportation, BNEF and Wall Street research. Note: 2019 through 2027 based on company estimates, 2030 and 2040 based on BNEF . (1) Based on 273mm registered vehicles in the U.S. • Unprecedented EV VIO growth with 24% CAGR, or almost 100x , expected between 2019 and 2040, opens a massive addressable market • Growth driven by increase in EV models available and purchase price parity between EV and ICE vehicles • Electric vehicle electricity consumption expected to realize 28% CAGR, or 176x TAM growth, between 2019 and 2040 • By 2040, ~ 28 % of all U.S. vehicles are expected to be battery electric, implying significant additional growth thereafter (1) 2 2 3 5 8 13 18 25 34 67 390 2019 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2030E 2040E EV Total Addressable Market (“TAM”) 2019 – 27 CAGR 32 % Retail 86% Fleet 152% MHD 41% Total ( 16x) 2027 - 40 CAGR 19% Retail 25% Fleet 17% MHD 21% Total (11x) 2019 - 40 CAGR 24% Retail 45% Fleet 57% MHD 28% Total (176x) Retail MHD Fleet ( TWh ) 75 ( EV unit sales in millions) 2019 – 27 CAGR 30% Retail 81% Fleet 158% MHD 32% Total ( 9 x) 2027 - 40 CAGR 15% Retail 19% Fleet 15% MHD 20% Total (11x) 2019 - 40 CAGR 20% Retail 40% Fleet 57% MHD 24% Total (97x)

12 Sizing up the Market 2027E VIO 7.25mm BEVs TAM 34,347 GWh SAM 11,739 GWh SOM 2,478 GWh VIO = Beginning VIO + Sales - Retired TAM = VIO x VMT x Efficiency ▪ How much electricity is needed to power those vehicles ▪ VMT: Vehicle Miles Traveled ▪ Efficiency: Measured in kWh per mile, based on EV mix SAM = TAM x % DC Fast Charging ▪ How much of that power comes from DC Fast Charging ▪ Retail estimates of % DC Fast Charging range 5% - 12% ▪ Fleet estimates approach 60% by 2027 ▪ BNEF forecasts 30% DCFC usage for LDV by 2030 SOM = EVgo kWh / SAM ▪ How many electric vehicles ▪ Proprietary estimates of EV adoption cross - referenced against reputable market research ▪ Technology - focused platform improves user experience resulting in increased captured SOM Source: BNEF Long Term Electric Vehicle Outlook 2020, May 2020, BNEF Share of Global EV Charging and Company estimates. The image part with relationship ID rId8 was not found in the file. The image part with relationship ID rId10 was not found in the file. The image part with relationship ID rId13 was not found in the file. VIO Vehicles in Operation TAM Total Addressable Market SAM Serviceable Addressable Market SOM Share of Market

9 minutes 5 minutes 30 minutes 13 Source: Company estimates. 35 hours 17 hours 4 mi/kWh 2 mi/kWh 100 Mile Charge Time Level 1 Level 2 DC Fast Charging 6½ hours 3.3 hours 1.44 kW 7.68 kW 30 min 50 kW 350 kW 4.3 min 60 minutes Medium Duty / Shipping Light Duty / Delivery Crossovers, Sedans: 3 – 4 miles/kWh SUVs: 2 – 3.5 miles/kWh Pickups: 2 – 3 miles/kWh Delivery Vans: < 1 mile/kWh Trucks Semis Heavy Duty / Transport Passenger Fleet Increasing charge rates, usage per mile, and battery sizes necessitate DCFC infrastructure Charging Landscape 101: A Movement Toward DC Fast

34% 2,428 5,605 3,706 42% 34,347 GWh 22,155 100,747 39,038 0.1 0.1 0.3 1 2 3 6 8 12 22 162 9% 10% 14% 17% 20% 21% 21% 21% 21% 2019 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2030E 2040E 14 Source: Company estimates and BNEF. Note: 2019 through 2027 based on company estimates, 2030 and 2040 based on BNEF . (1) Represents estimated EVgo market share of Retail and Fleet only; market share includes Tesla. Assumes market share held constant post 2027 . (2) BNEF Long Term Electric Vehicle Outlook 2020. EV Charging Growing Rapidly; DCFC Growing Faster Growth driven by Fast Charging need from Fleets, MHD & Retail Serviceable Addressable Market (“SAM”) (EVgo % market share) Retail MHD Fleet EVgo Market Share ( TWh ) 5% 93 16 3 389,814 GWh (2) 2,214 GWh Retail MHD Fleet Fast Charging (1) 2019 – 27 CAGR 50% Retail 109 % Fleet 143% MHD 79% Total (105x) 2027 - 40 CAGR 19% Retail 25% Fleet 20% MHD 22%Total (14x) 2019 - 40 CAGR 30% Retail 52% Fleet 57% MHD 41%Total (1,454x) 2027 TAM 2040 TAM 2019 TAM

1 2 3 4 10 40 63 69 206 467 550 560 818 Volta EVolve NY Irvine Company Recargo Network OpConnect EV Connect Webasto Blink Greenlots Electrify America ChargePoint Non-networked EVgo EVgo is the Only Pure Play DCFC Owner and Operator with Fully Integrated Network Source: Company data and PlugShare as of 9/30/20. Note: PlugShare DC Fast Chargers represents public chargers with capacity greater than or equal to 44 kW as of 9/30/20. (1) Excludes Tesla; EVgo total based on EVgo database as of 9/30/20. (2) Sourced from 1H20 California Air Resources Board data. 15 Current public DCFC infrastructure (1) (# of DCFC charging sites – PlugShare data) EVgo charger network has superior utilization given key locations in higher density urban areas During 1H20, EVgo CA network utilization was ~5x its nearest competitor (2) Non - networked Company A Company B Company C Company D Company E Company F Company G Company H Company I Company J Company K Generally does not own and operate DCFC

EVgo Network Build-Out Defined by Customer Needs





Premium Site Locations

- Develop sites in geographies with high EV penetration
- Co-locate with retail partners

OEMs

- Collaborate to build in high priority markets and drive adoption
- Engage with OEMs to optimize site and station design

Utilities

- Partner on rate reform, interconnection, and program design
- Provide clean path to load and rate base growth
- $2.6bn of available capex incentives and grants[(2)]

EVgo

Diverse market segments

Fleets

- Build to service rideshare, delivery, municipal, autonomous, and other fleet segments
- Support fleets with development expertise
- Provides access to existing public network

Government

- Work directly with regulatory agencies and government officials
- Engage at federal, state and local levels: ~$750mm of state funding initiatives available[(1)]

MHD Depots

- Build, own and operate dedicated charging for a wide range of applications
- Manage development, energy and O&M





1) Estimates $250mm of funding based on states electing to use the maximum 15% of their App D for EVSE; total App D funding of $2.7bn for 2.0 liter and $235mm for 3.0 liter. Estimated ~$500mm non-App D state funding.
2) Approved as of August 2020.

EVgo

16

Fleets EVgo’s Commercial Relationships with OEMs, Fleets, Site Hosts, and Governments (1) Active dedicated charging arrangement with major autonomous vehicle player. OEMs 17 Hosts IL CO NJ NY VA NC CA WA MA MD Government & Utilities (1) Active customers or engagements

EVgo's Relationships with Key OEMs

EVgo is routinely the first call for major OEMs, further strengthening its position as the DC Fast Charging leader; EVgo OEM partners represent 90% of U.S. BEV sales(1)

TESLA

- 770 Connectors to be installed on EVgo chargers enabling Tesla charging across EVgo network
  - Chargers with Tesla Connectors are embedded in Tesla's in-dash navigation system; only non-Tesla DCFC
- Charging Tesla is highly accretive to EVgo network
  - Drives significantly higher average charge acceptance rate: Model 3 on a 50kW DCFC has ~45% higher throughput than non-Tesla(2)



GM

- Active contract with GM for the development of 2,750 EVgo chargers
- New stations will be available to customers starting early 2021
  - Will be located in highly visible areas
  - Most will be able to charge at least four vehicles simultaneously
- Stations will feature charging technology with 100-350-kilowatt capabilities configured to meet the needs of new EVs coming to market



NISSAN

- Initially collaborated with Nissan North America in 2014 for pilot "No Charge to Charge" program
  - Provided promotional charging for Nissan EVs (e.g. LEAF)
  - Established Retail beachhead for EVgo
- Entered "Nissan 2.0" contract in 2019 to continue profitably expanding charging services, customer base, and network size
  - In 2.0 contract, EVgo is the preferred provider of charging services and $250 in charging credit to customers


EVgo
FAST CHARGING

(1) Experian.
(2) When charging from 50% to 85% SOC. Model 3 is best-selling EV with a dominant market share: Tesla represents 78% of all EVs sold in the US in 2019 and 84% in 9M2020.

EVgo

18

Fast Charging is Essential for Fleet Drivers 19 EVgo supported the roll out of Lyft EV fleet vehicles in Atlanta, Denver and Seattle; pilot programs began in 2019 • Rideshare drivers typically travel > 200 miles / day (1) • 85% of rideshare drivers have NO access to home charging (1) • Annual VMT ranges from ~25,000 to 60,000+ • Rideshare drivers are evangelists for EVs Lyft Case Study Fast Charging is Essential for Rideshare Business Model DC Fast Charging 75% of total rideshare usage is DCFC Each Driver Adds 2 - 3 % Utilization to an EVgo Charger Up to 8,500 kWh Annually The image part with relationship ID rId4 was not found in the file. Crossover & Sedans Average EV Efficiency 3.5 miles/kWh One Rideshare Driver 40,000 Miles / year average VMT • Lyft’s commitment to sustainability and clean transportation driving investment in electrification • Over 100 Lyft fleet vehicles have doubled utilization at EVgo’s Denver charger locations Denver Monthly Figures Pre - Lyft (2) Post - Lyft (3) Current (4) Utilization 5.87% 11.28% 12.91% kWh 25,453 61,449 87,182 Minutes 60,898 127,189 161,305 Sessions 2,215 3,540 4,122 (1) Proprietary EVgo Data. (2) November 2019. (3) February 2020. (4) October 2020; Company expects further utilization expansion after effects of COVID - 19 reside.

EVgo's Reputation Drives Customer Acquisition and Retention

Operational excellence has led to **98% uptime**, resulting in superior customer satisfaction and PlugShare scores(1)



8.5
8.0
7.6
7.0
6.5
EVgo
electrify america
chargepoin+
blink
greenlots

EVgo's inbound roaming is ~2x outbound roaming driven by superior customer experience & locations(2)

Annual Customer Accounts – Growing Faster Than Market *(000s)*



41% customer CAGR vs.
11% non-Tesla VIO growth
80
115
202
224
2017YE
2018YE
2019YE
Sept. 2020

Focus on retail channel marketing...

Average NPS	Social media	Website visits	App downloads
41	**58,047**	**552,156**	**29,078**
October 2020	2018	2018	2018
	75,050	**889,749**	**86,242**
	2020 YTD	2020 YTD	2020 YTD
	1.3x	**1.6x**	**3x**

- ✓ Strong digital marketing & social media presence
- ✓ Customer outreach, trade shows
- ✓ Perks, pricing, discounts and sales
- ✓ Market research

...creating leading brand equity in key retail segment, driving customer satisfaction



EVgo

Source: PlugShare and company estimates.

1) Represents average scores in California only and includes chargers of at least 25kW (max). California represents ~44% of U.S. EV market with greatest DCFC footprint and consumer charging choice. EVgo score of ZEV states is 8.4 compared to 8.4. 7.8, 7.7 and 7.7 for Electrify America, Greenlots, ChargePoint and Blink, respectively. Scores as of October 2020.

2) Account holders enjoy the flexibility of roaming access by using EVgo app at partner charging networks; measured on a revenue basis.

EVgo
20

Station Configuration Commissioning Site Development Construction Network Management / O&M Network Planning Project Economics Analysis Station Revenue 21 EVgo’s Proprietary Advantages in Developing and Operating DCFC 2 6 5 1 4 7 8 3 In house customization of SiteTracker and Salesforce (1) Inventory of over 1,800 near term developable locations Over 27,000 prospect sites, 95% subject to MSAs (2) (1) Denotes EVgo’s proprietary enhancements to development & operations. (2) Master Site Agreements (“MSA”s) give EVgo optionality and flexibility in deploying capital across host properties. From Greenfield Site to DC Fast Charging: EVgo applies its IP at every step AmeriGo (1) MSAs (1)(2) Station Design IP (1) Bertie, Grant Capture (1) C ustomer applications (1) Data Analytics (1) Checkers (1)

Future Proofed Fast Charging

EVgo is focused on optimizing EVSE architectures and station designs to drive returns

Next generation power sharing architecture modularizes EVSE and increases asset utilization

- Designed for power delivery in excess of capabilities of next generation EVs
- Architecture allows EVgo to augment power, add connectors and optimize capacity
- Modularization commoditizes hardware and centralizes management logic, accelerating equipment cost declines over time
- Design and underlying control reduces COGS and optimizes throughput, increasing returns

EVgo's customer-centric site design philosophy considers use case, future EV capabilities, and upgradeability

- Sites often include additional trenching, conduit equipment, pads and larger switchgear to size for more chargers or increased power
- Infrastructure sized using probabilistic modeling of future behavior and charge rates to ensure proper capacity
- Station layouts incorporate OEM input to ensure all future EVs are able to charge

Illustrative Power Sharing Architecture



Grid
AC
DC
Station-level Energy Management
Battery
DC
DC
Power Cabinets
DC Power Routing
Integrated Charger
Cooling
Tesla
CCS
CHAdeMO
Power Blocks
Charging Dispensers

Site Design for Best Customer Experience



148"
78" effective R, 120" cable
97 1/4" effective R, 144" cable
108" effective R, 180" cable
TRUCK
CAR
32 3/4"
37 3/4"
216"
108"

EVgo

22

EVgo's Innovation Drives Superior Customer Experience and Enhances Product Offerings, Widening the Competitive Moat

EVgo's development of next generation hardware…


EVgo

50kW – 350kW chargers
EVgo's primary asset base of DCFC provides foundation of fast charging infrastructure


EVgo

Next Generation Chargers
Power sharing station architecture "future proofs" the station, ensures ability to meet kW demand increases


EVgo

Tesla Connector
EVgo is the only DC Fast Charging company capable of charging all Evs with its proprietary Tesla Connectors


EVgo
EVgo
EVgo FastStart

FastStart
EVgo is the only DC Fast Charging company capable of modular charging infrastructure ideal for temporary applications

…complements its pioneering software applications

EVgo Access
Smart access to chargers within parking lots/garages within app

Underway


PARK 'N FLY
Airport Parking

EVgo Advantage
Receive coupons while charging

Pilot underway; Launch Q1'21


GET $10 OFF $50

Reservations
Charger available upon arrival

Pilot Q4'20; Launch Q2'21



Rewards
Earn and redeem points while charging

Pilot underway; Launch early 2021


My EVgo Rewards

EVgo

23

Business Model Underpinned by Strong Unit Economics

California Project

- 2 100kW and 4 175kW chargers equipped with 2 Tesla Connectors in LA
- Assumes both program funding and partner funding at beginning of project

($ and kWh in thousands)

	Year 0	Year 1	Year 7[1]
kWh Dispensed		155	705
Utilization		8.9%	22.9%
Revenue		**$265**	**$470**
(–) Operating Expenses		(180)	(290)
EBITDA		**$85**	**$180**
Net capex	(260)		
Annual Cash Flow	($260)	$85	$180
Payback period		**2.5 yrs.**	

Non-California Project

- 2 100kW and 2 350kW chargers equipped with 2 Tesla Connectors in Washington
- Assumes only program funding at beginning of project, as well as a lease bonus to the host

($ and kWh in thousands)

	Year 0	Year 1	Year 7[1]
kWh Dispensed		145	545
Utilization		11.1%	23.7%
Revenue		**$70**	**$245**
(–) Operating Expenses	($10)	(50)	(95)
EBITDA	**($10)**	**$20**	**$150**
Net capex	(165)		
Annual Cash Flow	($175)	$20	$150
Payback period		**3.5 yrs.**	

7 Year Unlevered IRR: **35.0%+**[1]
Payback period: ~**2.5 years**
Average cash yield: ~**50%**[1]

- Robust underwriting standards underpin disciplined capital allocation
- Multi-faceted analysis for each charging underwriting
- Proprietary utilization data and sophisticated forecasting tools

7 Year Unlevered IRR: **30.0%+**[1]
Payback period: ~**3.5 years**
Average cash yield: ~**50%**[1]



Year 0
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Cumulative Cash Flow
Annual Cash Flow

Source: EVgo Bertie analysis toolkit.
(1) EVgo believes charging assets have 10+ year useful life. Underwriting evaluation period limited to 7 years to de-risk projections.

EVgo

24

25 15 24 69 245 578 1,117 1,731 2,478 0.1 0.1 0.3 0.7 1.7 3.4 5.6 8.4 11.7 2019A 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E EVgo (GWh) SAM (TWh) 2 2 3 5 8 13 18 25 34 TAM (TWh) 1,278 1,440 2,211 3,302 5,088 7,178 9,434 12,613 16,212 1 1 1 1 2 3 4 5 7 2019A 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E EVgo DCFC Chargers EV VIO (millions) DCFC Infrastructure is Necessary for the Growth of EVs 25 EVgo levered to EV adoption with embedded growth and even faster growing DCFC market as drivers increasingly require access to fast, convenient charging infrastructure Source: Company estimates. …but outpaces overall charging demand DCFC infrastructure tracks EV adoption... EV VIO CAGR: 33% EVgo DCFC CAGR: 41% TAM TWh CAGR: 41% SAM TWh CAGR: 79% EVgo GWh CAGR: 78% EV VIO (millions) EVgo DCFC Chargers EVgo ( GWh ) TAM ( TWh ) SAM ( TWh )

Strong Financial Profile Driven by Market Growth and Operating Leverage

Network Throughput

(GWh sold)


COVID-19
25
15
24
69
245
578
1,117
1,731
2,478
2019A
2020E
2021E
2022E
2023E
2024E
2025E
2026E
2027E
Retail
Fleet

Revenue[1]

($ in millions)


COVID-19
$18
$14
$20
$54
$166
$326
$596
$905
$1,289
2019A
2020E
2021E
2022E
2023E
2024E
2025E
2026E
2027E
Retail
Fleet
MHD
Other

Adj. EBITDA and Operating Costs[1][2]

($ in millions; costs as % of sales)


260%
332%
138%
57%
37%
25%
21%
19%
($15)
($29)
($58)
($43)
$5
$60
$193
$331
$507
2019A
2020E
2021E
2022E
2023E
2024E
2025E
2026E
2027E
Adj. EBITDA(1)
Operating Costs(2)

Free Cash Flow

($ in millions)


Total EVgo Chargers
2,211
3,302
5,088
7,178
9,434
12,613
16,212
($42)
($112)
($44)
($126)
($3)
($129)
$43
($107)
$155
($4)
$278
$48
$440
$185
2021E
2022E
2023E
2024E
2025E
2026E
2027E
FCF, Pre-Growth Capex
FCF, Incl. Growth Capex

Note: Engineering & Construction salaries and third-party tech costs are fully expensed; GAAP generally capitalizes a portion of these costs and would otherwise result in an increase to earnings.

1) Certain contractual OEM payments to be received from 2021-2025 have been excluded from Revenue and Adjusted EBITDA in these projections pending determination of appropriate accounting treatment of those payments. To the extent that these payments are excluded from revenue for accounting purposes in those years, those revenues will be deferred and recognized in full in future years. Adj. EBITDA shown excludes D&A included in cost of sales. 2019 actuals include related party revenue.

2) Operating costs include SG&A, total network non-energy costs, and contractual cost reimbursements.

EVgo

26

Summary Financial Forecast 27 Note: Engineering & Construction salaries and third - party tech costs are fully expensed; GAAP generally capitalizes a portion of these costs and w ould otherwise result in an increase to earnings. 1) Represents throughput in California. 2) Certain contractual OEM payments to be received from 2021 - 2025 have been excluded from Revenue and Adjusted EBITDA in these proj ections pending determination of appropriate accounting treatment of those payments. To the extent that these payments are excluded from revenue for accounting purposes in those years, those re ven ues will be deferred and recognized in full I future years. Adj. EBITDA shown excludes D&A included in cost of sales. ($ in millions) 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E Total EVgo GWh Throughput 15 24 69 245 578 1,117 1,731 2,478 LCFS Market GWh Throughput (1) 11 15 38 122 289 551 869 1,278 Revenue (2) $14 $20 $54 $166 $326 $596 $905 $1,289 Growth (%) 49% 164% 207% 97% 83% 52% 42% Adj. EBITDA (2) ($29) ($58) ($43) $5 $60 $193 $331 $507 Adj. EBITDA Margin (%) NM NM NM 3% 19% 32% 37% 39% Contractual OEM Payments – 20 24 31 9 5 – – Net Growth CapEx (12) (70) (82) (126) (151) (160) (230) (255) Free Cash Flow ($36) ($112) ($126) ($129) ($107) ($4) $48 $185

Transaction Overview and Pro Forma Equity Ownership

Transaction Structure

- CRIS and EVgo anticipate entering into a business combination agreement by January 22, 2021
- The transaction would thereafter be expected to close in Q2 2021
- Post-closing, the combined company will be listed on the Nasdaq and retain the name, "EVgo"
- Transaction will utilize Up-C structure and include a tax receivable agreement

Valuation

- Transaction reflects a ~$2.6bn post-money equity valuation for EVgo, representing a highly attractive opportunity to invest in a leader in the EV charging space
- Proceeds from transaction will be used to capitalize the balance sheet with $575mm, and will be primarily used to fund the buildout of its charging infrastructure network[1]

Capital Structure

- The transaction will be funded by a combination of $230mm cash held in trust and $400mm in PIPE proceeds[1]
- All-primary transaction; existing EVgo shareholders, including management, are rolling their equity and are expected to collectively own ~74% of the pro forma company at closing

Sources & Uses[1]

($ in millions)

Sources		Uses	
CRIS Trust[2]	$230	Rollover equity	$1,958
Rollover equity	1,958	Cash to balance sheet	575
PIPE	400	Fees & other transaction expenses	55
Founder shares	43	Founder shares	43
Total sources	$2,631	Total uses	$2,631

Pro Forma Valuation[1][3]

($ in millions)

Share price	$10.00
Pro forma shares outstanding (mm)	263.1
Equity value	**$2,631**
Plus: debt	–
Less: cash to balance sheet	(575)
Enterprise value	**$2,056**

Pro Forma Post Money Ownership[1][3]



Existing EVgo Shareholders 74.4%
PIPE Investors 15.2%
CRIS Shareholders 8.7%
CRIS Sponsor Shares 1.6%

1) Assumes no redemptions from the public shareholders of CRIS.
2) Cash in Trust value as of 9/30/20.
3) Values shown assuming $10 per CRIS shares for illustrative purposes; does not include impact of 1.4 million shares of sponsor earn-out, 11.5mm public out-of-the-money warrants or 6.6mm Sponsor out-of-the-money warrants.

EVgo

28

Public Comparable Universe for EVgo

Category	Companies	Considerations
EV charging	chargepoint, blink, EVBOX, FASTNED, VOLTA	✓ Accessing same broad market mega trends on charging buildout and EV adoption ✓ "Pure play" and will be reflexive comparable for investors × Various business models (owner and operator, hardware sales, CHaaS, free charging, etc.)
EV ecosystem	TESLA	✓ Tesla is a recognized leader in EV production and sales × DCFC is small part of overall business (and valuation) × Different level of scale and brand recognition
Clean infrastructure	AMERESCO, Brookfield Renewable Partners	✓ Similar business model (own and operate) ✓ Plays to similar ESG trends in sustainability × Different point of adoption / investment cycle × Different structures and dividend payout make reference valuation metrics less comparable
Clean tech	Bloomenergy, solaredge, ENPHASE, sunnova	✓ Plays to sustainable trends in the markets × Varying degrees of capital intensity and technology risk × Different, unrelated products
High-growth infrastructure	AMERICAN TOWER, EQUINIX, CROWN CASTLE, DIGITAL REALTY	✓ Similar distributed business model long-term (build, own and operate) ✓ High secular growth, capital intensive sectors driven by location and siting × Different locational drivers

EVgo

29

$5bn $ 4 bn EV Charging is 21 st Century Infrastructure 30 Market Cap of Cell Towers Source: FactSet as of 3/24/21 . • EV charging bears striking similarities with other 21 st century infrastructure classes, like cell towers and data centers • These similarities include: • Rapid growth underpinned by a huge TAM • Attractive unit level return on invested capital • Recurring revenue streams • I mportance of site selection • U se of data & technology • Corporate & commercial clients • A reflection of investor demand for these assets is evidenced by the market capitalization of the cell tower and data center sectors: ~ $330bn EV Charging is 21st Century Infrastructure and is Poised to Grow Rapidly with the Broader EV market Market Cap of Data Centers $103bn $73bn $31bn $60bn $41bn $ 8 bn $6bn 5 Years Ago: $87bn Today: $206bn $87bn $31bn CAGR: 19% 5 Years Ago: $31bn Today: $127bn CAGR: 32%

EVgo‘s Business Model Compares Favorably to Peers 31 Revenue Growth 151.8% 87.1% 21.8% 9.6% 27.5% 6.7% EVgo26 EV charging Tesla Inc Clean Infrastructure Clean Tech High-Growth Infrastructure Peer Median: 23.8% EBITDA Growth (2) Source: Company materials, filings, and FactSet as of 3/24/21. Note: EV charging: BLNK, CHPT, FAST - NL, TPGY and SNPR; Clean Infrastructure: BEP and AMRC; Clean tech: ENPH , SEDG, NOVA and BE; High - growth infrastructure: AMT , CCI, EQIX and DLR. (1) TPGY 2024E revenue growth and EBITDA margin based on “Subsequent Growth Phase” assumptions in December 2020 investor presentation . (2) Range represents average EBITDA CAGR composed of 2024 – 2025E for BLNK, 2024 – 2026E for CHPT, 2023 – 2024E for FAST - NL and 2024 – 2025E for SNPR. TPGY excluded from analysis due to unavailability of long - dated forward projections . (3) Range represents average EBITDA margin composed of longest - dated EBITDA available (2025E for BLNK, 2026E for CHPT, 2024E fo r TPGY, 2024E for FAST - NL and 2025E for SNPR). EBITDA Margin 134.1% 120.1% 26.8% 10.9% 44.5% 7.5% EVgo26 EV charging Tesla Inc Clean Infrastructure Clean Tech High-Growth Infrastructure Peer Median: 26.8% 36.6% 34.2% 18.2% 34.0% 22.0% 56.1% EVgo26 EV charging Tesla Inc Clean Infrastructure Clean Tech High-Growth Infrastructure Peer Median: 33.5% (2026E) (2021E) (2021E) (2021E) (2021E) 2021 – 2024E CAGR 2021 – 2024E CAGR (1) 2021 – 2024E CAGR 2021 – 2023E CAGR 2021 – 2024E CAGR 2024 – 2026E CAGR 2023 – 2026E CAGR (1)(2) 2021 – 2024E CAGR 2021 – 2024E CAGR 2021 – 2023E CAGR 2021 – 2024E CAGR 2021 – 2024E CAGR (2024 – 2026E) (1)(3)

EVgo – An Attractive Valuation Paradigm for Investors 32 Source: Company materials, filings, and FactSet as of 3/24/21. (1) Peer median of 24.0x for EV/EBITDA multiples and 1.4x for EV/EBITDA/growth reflects median of 15 peer constituency (exclude s TPGY from analysis due to unavailability of long - dated forward projections). (2) Represents median EBITDA multiples for longest - dated forward projections (2025E for BLNK, 2026E for CHPT , 2024E for FAST - NL and 2025E for SNPR). (3) Reference range based on approximate ± 2.5x multiple of peer median. (4) EV charging CAGR of 120.1%. EVgo CAGR of 36.5%. 7.3x 23.5x 56.9x 22.5x 76.3x 21.3x EVgo High-growth infrastructure Clean tech Clean infrastructure Tesla EV charging 2026E EBITDA $331mm Illustrative Comparable Reference Range 21.5x – 26.5x (3) Illustrative Future Enterprise Value $7.1bn – $8.8bn Median EV / 2021E EBITDA multiples Peer median: 24.0x (1) Median EV / 2021E EBITDA / growth 0.2x 3.5x 1.4x 2.2x 2.8x 0.2x EVgo High-growth infrastructure Clean tech Clean infrastructure Tesla EV charging Peer median: 1.4x (1) (2021 – 2024E CAGR) (2021 – 2024E CAGR) (2021 – 2023E CAGR) (2021 – 2024E CAGR) ( 2026 – 2030E CAGR) (4) Current Value $2.4bn (2) (2026E) (2023 – 2026E CAGR) (4)

Recent Updates Since Announcing our Business Combination 33 Tesla Expansion New Jersey Grant Pennsylvania Grant Fleet Guide Nissan Enrollment Federal Policy Brief EVgo further extends nation’s largest fast charging network to Tesla drivers Awarded grants by State of New Jersey to support development of 30 new fast chargers Awarded grant by State of Pennsylvania to support 14 new fast chargers Published – How to Succeed with Fleet Electrification Nissan Energy Perks Program achieves 6,000 driver enrollment milestone Published – Principles for Federal Investment in Transportation Electrification Meijer Partnership Partnership with Meijer to install EV charging stations at grocery store locations

EVgo Competitive Moats Continue to Grow Wider and Deeper

EVgo

Uniquely positioned to capture and create value in the EV charging space

Large and Growing Market

- **Electrification** unlocks a massive addressable market
- Total TWh demand expected to grow **30x** by 2030 and **100x** by 2040(1)

Proprietary Technology

- **Proprietary analytics** and technology platform informs **optimal location** / **network design** and performance
- Enhances **best-in-class customer experience** and retention

Compelling Unit Economics

- Build, own and operate model that **achieves profitable growth**
- Disciplined **data-driven underwriting** drives capital allocation with minimum return thresholds
- Robust **long-term cash flow** generated by each site

Industry Leading Partners

- **Tailored value proposition** across diverse ecosystem of top-tier partners
- **Leading partnerships** with GM, Nissan, Whole Foods, Kroger and others
- Drives flywheel effect, lowering customer acquisition costs, **accelerating growth,** and enhancing EVgo's **competitive moat**

Superior Locations and Site Positions

- Largest portfolio of sites (#1 in the country by # of locations)(2)
- **Charger locations** (MSAs with 3 out of 5 top U.S. retailers, urban focus)

(1) 2019 through 2027 based on company estimates, 2030 and 2040 based on BNEF.
(2) Based on company data and PlugShare as of 9/30/20.

EVgo

34

Appendix

Detailed Financial Forecast

($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Total EVgo GWh Throughput	**15**	**24**	**69**	**245**	**578**	**1,117**	**1,731**	**2,478**
LCFS Market GWh Throughput [1]	*11*	*15*	*38*	*122*	*289*	*551*	*869*	*1,278*
Revenue[2]	**$14**	**$20**	**$54**	**$166**	**$326**	**$596**	**$905**	**$1,289**
Growth (%)		*49%*	*164%*	*207%*	*97%*	*83%*	*52%*	*42%*
Gross Profit	**$7**	**$10**	**$31**	**$100**	**$182**	**$345**	**$522**	**$745**
Gross Profit (%)	*52%*	*50%*	*58%*	*60%*	*56%*	*58%*	*58%*	*58%*
Operating Costs[3]	**(36)**	**(68)**	**(74)**	**(95)**	**(122)**	**(152)**	**(191)**	**(239)**
Adj. EBITDA[2]	**($29)**	**($58)**	**($43)**	**$5**	**$60**	**$193**	**$331**	**$507**
Adj. EBITDA Margin (%)	*NM*	*NM*	*NM*	*3%*	*19%*	*32%*	*37%*	*39%*
Contractual OEM Payments	**–**	**20**	**24**	**31**	**9**	**5**	**–**	**–**
Change in NWC	**5**	**1**	**(1)**	**(8)**	**(6)**	**(5)**	**(6)**	**(7)**
Regulatory Credit Timing Impact	**–**	**(0)**	**(5)**	**(16)**	**(12)**	**(32)**	**(39)**	**(51)**
Maintenance and Upgrade CapEx	**(1)**	**(5)**	**(19)**	**(16)**	**(9)**	**(6)**	**(9)**	**(9)**
Free Cash Flow (pre- Net Growth CapEx)	**($24)**	**($42)**	**($44)**	**($3)**	**$43**	**$155**	**$278**	**$440**
Net Growth CapEx	**(12)**	**(70)**	**(82)**	**(126)**	**(151)**	**(160)**	**(230)**	**(255)**
Free Cash Flow (incl. Net Growth Capex)	**($36)**	**($112)**	**($126)**	**($129)**	**($107)**	**($4)**	**$48**	**$185**

Note: Engineering & Construction salaries and third-party tech costs are fully expensed; GAAP generally capitalizes a portion of these costs and would otherwise result in an increase to earnings.
(1) Represents throughput in California.
(2) Certain contractual OEM payments to be received from 2021-2025 have been excluded from Revenue and Adjusted EBITDA in these projections pending determination of appropriate accounting treatment of those payments. To the extent that these payments are excluded from revenue for accounting purposes in those years, those revenues will be deferred and recognized in full in future years. Adj. EBITDA shown excludes D&A included in cost of sales.
(3) Operating costs include SG&A and total network non-energy costs.

EVgo

36

Glossary 37 BEV Battery Electric Vehicle BI Business Intelligence BNEF Bloomberg New Energy Finance BTF Behind the Fence CCS Combined Charging System DCFC Direct Current Fast Charger EV Electric Vehicle EVI Electric Vehicle Infrastructure EVSE Electric Vehicle Supply Equipment EO Executive Order FCI Fast Charging Infrastructure GWh Gigawatt Hour ICE Internal Combustion Engine kWh Kilowatt Hour LCFS Low Carbon Fuel Standard MDPP Market Development and Public Policy MHD Medium & Heavy Duty MSA Master Site Agreement MWh Megawatt Hour NPS Net Promoter Score OEM Original Equipment Manufacturer O&M Operating & Maintenance Expense RFID Radio Frequency Identification RFS Renewable Fuel Standard SAM Service Addressable Market SOM Share of Market TAM Total Addressable Market TWh Terawatt Hour VIO Vehicles in Operation VMT Vehicle Miles Traveled ZEV Zero Emission Vehicle